Exhibit 99.1

Tucows Reports Financial Results for Third Quarter 2020

TORONTO, November 5, 2020 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the third quarter ended September 30, 2020. All figures are in U.S. dollars.

COVID-19: Tucows shareholders and prospective investors are encouraged to read Tucows’ public statement regarding COVID-19, which is available here: https://bit.ly/2LavpOc.

Note on the Financial Impact of Tucows’ Sale of Ting Mobile Customer Relationships and Transition to Mobile Services Enabler Platform:

As previously announced, effective August 1, 2020 most of Tucows customers relationships were sold to DISH Networks (“DISH”) as part of Tucows’ transition of its mobile business to a Mobile Services Enabler (MSE) model from a Mobile Virtual Network Operator (MVNO) model, under which DISH became Tucows’s first MSE customer. Accordingly, the results of the Mobile Services business in our Network Access segment for the third quarter of 2020 reflect two months of operations under the new MSE model and one month of operations under the previous MVNO model. (All comparative prior-year periods are composed entirely of operations under Tucows’ previous MVNO model.)

Under the terms of the earn out arrangement for the Ting customer base acquired by DISH, the income generated by the customer base acquired by Dish are recognized (net of expenses) as “Other Income” under the heading “Gain on Sale of Ting Customer Assets”. As a result, revenue and gross margin for Mobile Services in the Network Access segment for the third quarter of 2020 are lower than those for the third quarter of 2019. Tucows will recognize fees paid by customers owned by DISH under the Ting brand, as well as customers under DISH’s Boost brand, that are added to Tucows’ MSE platform, as Mobile Platform Services revenue under the terms of the MSE Agreement signed with Dish. For more information, see Tucows’ Financial Statements and Management Discussion and Analysis for the third quarter of 2020.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months ended September 30			9 Months ended September 30
	2020 (Unaudited)	2019 (Unaudited)[1]	% Change	2020 (Unaudited)	2019 (Unaudited)	% Change
Net revenue	74,311	88,129	(15.7%)	240,418	251,199	(4.3%)
Gross Profit	19,941	27,574	(27.7%)	68,057	74,732	(8.9%)
Gain on Sale of Ting Customer Assets[2]	1,090	-	n/a	1,090	-	n/a
Net income	716	4,205	(83.0%)	3,707	9,620	(61.5%)
Basic Net earnings per common share	0.07	0.40	(82.5%)	0.35	0.90	(61.1%)
Adjusted EBITDA[3]	13,270	14,832	(10.5%)	38,124	35,749	6.6%
Net cash provided by operating activities	11,432	11,215	1.9%	34,444	27,185	26.7%

1.

Tucows financial results for the third quarter of 2019 include the contribution of the bulk sale of domain names in the Company’s Portfolio business (generating $1.9 million in revenue) as part of its exit from that business at the end of the year.

2.

Gain on Sale of Ting Customer Assets for the Third Quarter of 2020, proceeds of $4.6 million under the DISH earn-out arrangement offset by the loss on disposal of Ting Customer Assets totalling $3.5 million.

3.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues and Gross profit

(In Thousands of US Dollars)

	Revenue		Gross Profit
	3 Months ended September 30		3 Months ended September 30
	2020 (Unaudited)	2019 (Unaudited)	2020 (Unaudited)	2019 (Unaudited)
Network Access Services:
Mobile Services
Retail Mobile Services	7,019	21,722	3,579	10,551
Mobile Platform Services	376	-	376	-
Other Professional Services	1,457	-	190	-
Total Mobile Services	8,852	21,722	4,145	10,551

Fiber Internet Services	4,657	2,890	2,975	1,954
Total Network Access Services	13,509	24,612	7,120	12,505
Domain Services:
Wholesale
Domain Services	47,261	47,259	10,449	8,922
Value Added Services	4,674	5,154	3,950	4,381
Total Wholesale	51,935	52,413	14,399	13,303

Retail	8,652	8,713	4,354	4,354
Portfolio[4]	215	2,391	108	2,211
Total Domain Services	60,802	63,517	18,861	19,868
Network Expenses:
Network, other costs	-	-	(2,612)	(2,254)
Network, depreciation and amortization costs	-	-	(3,315)	(2,545)
Network, impairment			(113)	-
Total Network expenses	-	-	(6,040)	(4,799)

Total	74,311	88,129	19,941	27,574

4.

Beginning in the first quarter of 2020, portfolio revenue consisted of individual sales from Tucows’ surname portfolio following the sale of the Company’s remaining domain name portfolio in the fourth quarter of 2019.

“The third quarter was once again demonstrative of the consistency and cash generating ability of the Tucows business,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “Revenue and gross margin from our Domains and Ting Internet businesses, excluding the impact of a large bulk domains sale from our Domains Portfolio in the third quarter of last year, increased 2% and 10% year over year, respectively.”

“Our Domains business once again saw strong transaction activity, although softening from the first two quarters of this year, as micro- and small-sized businesses and start-ups continued to establish a web presence for the first time amid the pandemic, while we continued to benefit from our focus on the quality of our customer base for gross margin contribution. In our Mobile Services business, we generated our first fees under our new MSE agreement with DISH and we look forward to increasing that revenue in the future as DISH adds customers under the Ting Mobile brand and we migrate DISH’s Boost customers to the MSE platform. In the Ting Internet business, we achieved another record quarter for capital expenditure on the network, as we continued to add passed addresses, serviceable addresses and new customers, and grow revenue and gross margin.”

Financial Results

Net revenue for the third quarter of 2020 was $74.3 million, a decrease of 16% from $88.1 million for the third quarter of 2019. The majority of the decrease was due to the absence of Ting Mobile MVNO revenue for approximately two months of the third quarter of 2020 following the Company’s sale of its Ting Mobile customer relationships to DISH and the related earn out being recognized as Other Income. The decrease was also due to a $1.9 million bulk domain sale from the Domains Portfolio business in the third quarter of 2019 that was not repeated in the third quarter of 2020 as the Company exited its Portfolio business at the end of 2019. Excluding the Mobile Services business, as well as the impact of the bulk Domains sale in the third quarter of 2019, net revenue for the combined Domains and Ting Internet businesses for the third quarter of 2020 increased 2% year over year.

Gross profit for the third quarter of 2020 was $19.9 million, a decrease of 28% from $27.6 million for the third quarter of 2019. The decrease in gross profit is attributable to the same factors as the decline in revenue. Excluding the Mobile Services business, as well as the impact of the bulk Domains sale in the third quarter of 2019, gross margin for the combined Domains and Ting Internet businesses for the third quarter of 2020 increased 10% year over year.

Net income for the third quarter of 2020 was $0.7 million, or $0.07 per share, compared with $4.2 million, or $0.40 per share. Net income was impacted by the one-time $3.5 million non-cash write-down of certain assets related to the sale of the Ting Mobile customer relationships to DISH, which was netted from the $4.6 million Gain on Sale of Ting Customer Assets under Other Income. Excluding the after-tax impact of the write-down, net income would have been $3.4 million, or $0.33 per share, down 19% year over year.

Adjusted EBITDA1 for the third quarter of 2020 was $13.3 million compared with $14.8 million for the third quarter of 2019. Excluding the impact of an outsized Portfolio bulk domain name sale in the third quarter of 2019, Adjusted EBITDA grew 3%.

Cash and cash equivalents at the end of the third quarter of 2020 was $10.2 million compared with $8.9 million at the end of the second quarter of 2020 and $12.0 million at the end of the third quarter of 2019.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, loss on disposal of Ting Mobile customer assets, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	3 months ended September 30		9 months ended September 30
	2020 (Unaudited)	2019 (Unaudited)	2020 (Unaudited)	2019 (Unaudited)
Net income for the period	716	4,205	3,707	9,620
Depreciation of property and equipment	3,110	2,348	9,255	6,445
Impairment of property and equipment	113	-	1,638	-
Loss on disposition of property and equipment	-	73	-	73
Amortization of intangible assets	2,645	2,858	8,776	7,463
Impairment of definite life intangible assets	-	-	1,431	-
Disposal of Ting Mobile customer assets	3,513	-	3,513	-
Interest expense, net	760	1,263	2,756	3,549
Accretion of contingent consideration	86	-	258	-
Provision for income taxes	840	3,133	2,390	6,209
Stock-based compensation	1,016	830	2,664	2,040
Unrealized loss (gain) on change in fair value of forward contracts	(175)	(16)	(263)	(204)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	81	88	479	(402)
Acquisition and transition costs*	565	50	1,520	956

Adjusted EBITDA	13,270	14,832	38,124	35,749

*Acquisition and other costs represent transaction-related expenses, transitional expenses, such as duplicative post-acquisition expenses, primarily related to our acquisition of Ascio in March 2019 and Cedar in January 2020 and disposition of certain Ting Mobile assets in August 2020. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

Concurrent with the dissemination of its quarterly financial results news release at 5:05 pm ET on Thursday, November 5, management’s pre-recorded audio commentary (and transcript) discussing the quarter and outlook for the Company, will be posted to the Tucows website at http://www.tucows.com/investors/financials. In lieu of a live question and answer period, for the subsequent five days, until Tuesday, November 10, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions of general interest (audio recording and transcript) to the Company’s website at http://www.tucows.com/investors/financials/ on Tuesday, November 17 at approximately 4 pm ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows is a provider of network access, mobile technology services, domain names and other Internet services. Ting Internet (https://ting.com/internet) delivers fixed fiber Internet access with outstanding customer support. Tucows’ mobile services enabler (MSE) platform provides network access, provisioning and billing services for mobile virtual network operators (MVNOs). OpenSRS (https://opensrs.com), Enom (https://www.enom.com) and Ascio (https://ascio.com) combined manage approximately 25 million domain names and millions of value-added services through a global reseller network of over 36,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom, Ascio and Hover are registered trademarks of Tucows Inc. or its subsidiaries.